Exhibit 99(h)(16)

TAMARACK FUNDS TRUST (THE “TRUST”)

RBC MONEY MARKET FUNDS

(INSTITUTIONAL CLASS 1 SHARES)

SHAREHOLDER SERVICING PLAN

WHEREAS, the Trust, a Delaware statutory trust, is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, the Trust is authorized (i) to issue shares in separate series, with the shares of each such series representing the interests in a separate portfolio of securities and other assets, and (ii) to divide the shares within each such series into two or more classes;

WHEREAS, the Trust desires to adopt a Shareholder Servicing Plan (the “Plan”), and has adopted a related form of Shareholder Servicing Agreement (the “Agreement”), with respect to Institutional Class 1 shares (the “Shares”) of various participating portfolio series, as indicated in Schedule A (each a “Fund” and collectively the “Funds”) for certain service organizations that wish to act as agent of their customers (the “Agent”); and

WHEREAS, the Board of Trustees as a whole, and the Trustees who are not interested persons of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any Agreement and any agreements relating thereto (the “Qualified Trustees”), having determined, in the exercise of their reasonable business judgment and in light of their fiduciary duties under state law and in keeping with the requirements of Section 36(a) and (b) of the Act, that there is a reasonable likelihood that this Plan and the Agreement will benefit the Shares of the Funds and its shareholders, have accordingly approved this Plan and the Agreement on behalf of the Funds by votes cast in person at a meeting called for the purpose of voting on this Plan and the Agreement and any agreements related thereto.

NOW, THEREFORE, the Trust hereby adopts this Plan on the following terms and conditions:

1.         SHAREHOLDER SERVICING ACTIVITIES. Subject to the supervision of the Board of Trustees, the Trust may engage, directly or indirectly, in financing any activities relating to shareholder account administrative and servicing functions, including without limitation making payments to Agents for one or more of the following activities: (a) answering inquiries regarding account status and history, the manner in which purchases and redemptions of the Shares may be effected, and certain other matters pertaining to the Trust; (b) assisting in designating and changing dividend options, account designations and addresses; (c) providing necessary personnel and facilities to establish and maintain certain shareholder accounts and records, as requested from time to time by the Trust; (d) assisting in processing purchase and redemption transactions; (e) arranging for the wiring of funds; (f) transmitting and receiving funds in connection with orders to purchase or redeem Shares; (g) verifying and guaranteeing signatures in connection with redemption orders, transfers among and changes in designated accounts; (h) providing periodic statements showing account balances and, to the extent practicable, integration of such information with other client transactions otherwise effected with or through the Agent; (i) furnishing (either separately or on an integrated basis with other reports sent by the Agent) monthly and annual statements and confirmations of all purchases and redemptions of Shares in an account; (j) transmitting proxy statements, annual reports, prospectuses and other communications from the Trust; (k) receiving, tabulating and transmitting to the Trust proxies executed with respect to special meetings of shareholders of the Trust; (l) assisting in responding to regulatory inquiries regarding customers and the Funds; and (m) providing such other related services as the Trust or customers of the Agent may reasonably request.

The Trust is authorized to engage in the activities listed above either directly or through other persons with which the Trust has entered into Agreements pursuant to the Plan.

2.         MAXIMUM EXPENDITURES. The expenditures to be made by the Funds pursuant to this Plan and the basis upon which payment of such expenditures will be made shall be determined from time to time by the Trustees, but in no event may such expenditures exceed the following: (i) with respect to the Shares of the Funds, an annual rate of 0.05% of the average daily value of net assets represented by such Shares, and (ii) with respect to the Shares of any Fund subsequently established by the Trust and made subject to this Plan, the annual rate as agreed upon and specified in an addendum hereto. The expenditures to be made pursuant to this Plan shall commence with respect to the Shares of a Fund as of the date on which this Plan becomes effective with respect to each such Fund. The Shares of each Fund shall compensate the Agent for its efforts and expenses incurred in connection with servicing shareholder accounts, as provided in the Funds’ Shareholder Servicing Agreement all of which may be designated as a “service fee,” as defined in rules and policy statements of the Financial Services Regulatory Authority (formerly known as the National Association of Securities Dealers (“FINRA”)).

3.         PAYMENTS. Pursuant to this Plan, the Trust shall make periodic payments to the Agent at the annual rate provided for in the Agreement with respect to the Shares of each Fund. The servicing expenses of a particular class will be borne solely by that class and no Fund will use fees charged to one class within a Fund to support the servicing relating to any other class within that Fund or any other Fund.

4.         TERM AND TERMINATION.

(a)        Funds. This Plan shall become effective with respect to the Shares of the Funds as of the later of (i) the date on which an amendment to the Registration Statement on Form N-1A with respect to the Shares becomes effective under the Securities Act of 1933, as amended; (ii) the date on which the Funds commence offering the Shares to the public; or (iii) such later date as the appropriate officers of the Trust shall determine; and shall continue in effect with respect to the Shares (subject to Section 4(c) hereof) and shall continue in effect provided the continuation of this Plan shall have been approved annually with respect to the Shares in accordance with the provisions of Section 4(b) hereof.

(b)       Continuation. This Plan shall continue in effect with respect to each Fund subsequent to the initial term specified in Section 4(a) for so long as such continuance is specifically approved at least annually by votes of a majority of both (i) the Board of Trustees of the Trust and (ii) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on this Plan.

(c)       Termination.

(i)        This Plan may be terminated at any time with respect to the Trust or any Fund thereof, as the case may be, by vote of a majority of the Qualified Trustees, or by vote of a majority of the outstanding voting Shares of that Fund. For purposes of this Plan, the term “vote of a majority of the outstanding voting Shares” of any Fund shall mean the vote of the lesser of (A) 67 percent or more of the outstanding voting Shares present at such meeting, if the holders of more than 50 percent of the outstanding voting Shares of such class are present and represented by proxy; or (B) 50 percent or more of the Shares. The Plan may remain in effect with respect to a Fund even if it has been terminated in accordance with this Section 4(d) with respect to one or more other Funds of the Trust to which this plan applies.

(ii)       The Agreements may be terminated at any time, without penalty, with respect the Shares of any Fund by vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting Shares of that Fund on sixty days’ written notice to the Agent.

5.         AMENDMENTS. This Plan may be amended with respect to the Shares of a Fund by vote of a majority of the Qualified Trustees or the outstanding voting of such a class of Shares of that Fund.

6.         INDEPENDENT TRUSTEES. While this Plan is in effect with respect to any Fund, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons.

7.         QUARTERLY REPORTS. The Treasurer of the Trust shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

8.         RECORDKEEPING. The Trust shall preserve copies of this Plan, the Agreement and any related agreements and all reports made pursuant to Section 7 hereof, for a period of not less than six years from the date of this Plan and the Agreement, the agreements or such reports, as the case may be, the first two years in an easily accessible place.

Dated: [                   ], 2008

SCHEDULE A

RBC Prime Money Market Fund

RBC U.S. Government Money Market Fund

RBC Tax-Free Money Market Fund